Exhibit 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Friday, July 2, 2004

AMERICA WEST REPORTS RECORD JUNE TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for June 2004. Revenue passenger miles (RPMs) for June 2004 were a record 2.1 billion, an increase of 9.5 percent from June 2003. Capacity for June 2004 was a record 2.6 billion available seat miles (ASMs). The passenger load factor for the month of June was 80.5 percent.

     For the second quarter, America West reported record RPMs of 5.9 billion, an increase of 7.5 percent over the second quarter of 2003, and ASMs were a record 7.6 billion, an increase of 8.3 percent over the prior year period. America West also reported record year-to-date RPMs of 11.2 billion, record year-to-date ASMs of 14.9 billion and a record year-to-date load factor of 75.3 percent.

     “We are pleased to report record revenue passenger miles for June. However, we experienced a slight year-over-year decrease in load factor as well as a decline in yields. This downward pressure on unit revenues is driven by a double-digit increase in industry domestic capacity versus last year, which is well in excess of the growth in demand. We expect the industry revenue environment to remain depressed through at least the back half of 2004, unless industry capacity is reduced,” said Scott Kirby, executive vice president, sales and marketing.

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America West Airlines
Reports Record June Traffic / 2

     Also for June, the airline will report to the Department of Transportation that its domestic on-time performance was 72.9 percent and its completion factor was 98.4 percent.

The following summarizes America West’s June, second quarter and year-to-date traffic results for 2004 and 2003:

	June 2004	June 2003	% Change
Revenue Passenger Miles (000)	2,079,401	1,899,353	9.5
Available Seat Miles (000)	2,581,953	2,324,167	11.1
Load Factor (percent)	80.5	81.7	(1.2) pts.
Enplanements	1,861,744	1,789,159	4.1

	2Q 2004	2Q 2003	% Change
Revenue Passenger Miles (000)	5,916,489	5,501,524	7.5
Available Seat Miles (000)	7,552,525	6,974,155	8.3
Load Factor (percent)	78.3	78.9	(0.6) pts.
Enplanements	5,345,188	5,184,872	3.1

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	11,222,566	10,373,966	8.2
Available Seat Miles (000)	14,904,254	13,825,742	7.8
Load Factor (percent)	75.3	75.0	0.3 pts.
Enplanements	10,242,737	9,840,152	4.1

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the industry revenue environment. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the Company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-